Free Writing Prospectus

Dated November 4, 2013

Filed Pursuant to Rule 433

Registration Statement No. 333-188385

Vantiv Announces Secondary Public Offering

CINCINNATI, November 4, 2013 — Vantiv, Inc. (NYSE: VNTV) (“Vantiv”) announced today that funds managed by Advent International Corporation (the “Selling Stockholders”) have agreed to sell 15,000,000 shares of Vantiv’s Class A common stock in an underwritten secondary public offering (the “Offering”) pursuant to Vantiv’s shelf registration statement previously filed with the Securities and Exchange Commission. Upon completion of the Offering, the Selling Stockholders will continue to own 18,781,147 shares of Vantiv’s Class A common stock. The Selling Stockholders will receive all of the proceeds from the Offering.

Citigroup is the underwriter of the Offering.

The Offering is being made pursuant to an effective shelf registration statement, including a prospectus and a preliminary prospectus supplement related to the Offering, filed by Vantiv with the SEC. Before you invest, you should read the prospectus supplement and accompanying prospectus in that registration statement and other documents Vantiv has filed with the SEC for more complete information about Vantiv and the Offering. You may get these documents for free by visiting EDGAR on the SEC Web site at: www.sec.gov. Alternatively, copies of the prospectus supplement and accompanying prospectus relating to the Offering, when available, may be obtained from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or telephone at 1-800-831-9146.

This press release is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Vantiv

Vantiv, Inc. (NYSE: VNTV) is a leading, integrated payment processor differentiated by a single, proprietary technology platform. Vantiv offers a comprehensive suite of traditional and innovative payment processing and technology solutions to merchants and financial institutions of all sizes in the U.S., enabling them to address their payment processing needs through a single provider. We build strong relationships with our customers, helping them become more efficient, more secure and more successful. Vantiv is the third largest merchant acquirer and the largest PIN debit acquirer based on number of transactions in the U.S. The company’s growth strategy includes expanding further into high growth payment segments, such as ecommerce, payment facilitation (PayFacTM), mobile, prepaid and information solutions, and attractive industry verticals, such as petroleum, business-to-business, government, healthcare, gaming and education.

Contact

Nathan Rozof, CFA

Senior Vice President

Investor Relations

866.254.4811 or 513.900.4811

IR@vantiv.com

Andrew Ciafardini

Director, Public Relations

513.900.5308

andrew.ciafardini@vantiv.com